                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                               BIOWHITTAKER, INC.
                            (NAME OF SUBJECT COMPANY)

                               BIOWHITTAKER, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                             (AND ASSOCIATED RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                            ------------------------

                                   09066T 108
                     ((CUSIP) NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                             F. DUDLEY STAPLES, ESQ.
                                 GENERAL COUNSEL
                               BIOWHITTAKER, INC.
                              8830 BIGGS FORD ROAD
                           WALKERSVILLE, MD 21793-0127
                                 (301) 898-7025
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF
                       OF THE PERSON(S) FILING STATEMENT)

                            ------------------------

                                 WITH A COPY TO

                               ARIEL VANNIER, ESQ.
                   VENABLE, BAETJER, HOWARD & CIVILETTI, LLP
                            1201 NEW YORK AVENUE. NW
                            WASHINGTON, DC 20005-3917



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ITEM 1.  SECURITY AND SUBJECT COMPANY.

     The name of the Subject Company is BioWhittaker, Inc., a Delaware corporation (the "Company"), and the address of its principal executive offices is 8830 Biggs Ford Road, Walkersville, MD 21793-0127. The title of the equity securities to which this Solicitation/Recommendation Statement on Schedule 14D-9 (this "Statement") relates is the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and the associated rights to purchase Series A Participating Cumulative Preferred Stock, par value $0.1 (the "Rights" and, together with the Common Stock, the "Shares").

ITEM 2.  TENDER OFFER OF THE BIDDER.

     This Statement relates to the tender offer (the "Offer") made by BW Acquisition Corporation, a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Cambrex Corporation, a Delaware corporation ("Parent"), disclosed in the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") dated August 28, 1997, to purchase all of the outstanding Shares at a price of $11.625 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 28, 1997 (the "Offer to Purchase"), and the related Transmittal Letter (the Schedule 14D-1, Offer to Purchase, Transmittal Letter and related documents, together with any amendments or supplements thereto, are sometimes collectively referred to herein as the "Offer Documents"). A copy of the Offer to Purchase is filed as Exhibit 1 to this Statement.

     According to the Schedule 14D-1, the principal executive offices of Parent and the Purchaser are located at One Meadowland Plaza, East Rutherford, NJ, 07073.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 22, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. A copy of the Merger Agreement is filed as Exhibit 2 to this Statement.

ITEM 3.  IDENTITY AND BACKGROUND.

     (a) The name and business address of the Company, which is the person filing this Statement, are set forth in Item 1 above, which information is incorporated herein by reference.

     (b) Except as set forth in this Item 3(b) or in the Information Statement attached to this Schedule 14-D as Annex A (the "Information Statement") to the knowledge of the Company, as of the date hereof, there are no material contracts, agreements, arrangements or understandings and no actual or potential conflicts of interest between the


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Company  and its  affiliates  and  (1)  the  Company,  its  executive  officers, directors and affiliates or (2) Parent or the Purchaser or their respective executive officers, directors or affiliates. The Information Statement is being furnished to the Company's stockholders pursuant to Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 issued under the Exchange Act in connection with the Purchaser's right (after consummation of the Offer) to designate persons to be appointed to the Board of Directors of the Company other than at a meeting of the stockholders of the Company. The Information Statement is hereby incorporated by reference.

  (B)(1)  CERTAIN ARRANGEMENTS BETWEEN THE COMPANY AND CERTAIN OF ITS
DIRECTORS,
          EXECUTIVE OFFICERS AND AFFILIATES

     Funding of SERP

     Prior to  execution of the Merger  Agreement,  the Company  terminated  the trust that funds the BioWhittaker Inc. Supplemental Executive Retirement Plan (the "SERP") (the "Original SERP Trust") and immediately established a replacement trust for the SERP (the "Replacement SERP Trust"). The terms of the Replacement SERP Trust are substantially identical to those of the Original SERP Trust. In May 1996, the Company voluntarily funded the Original SERP Trust with 300,000 Shares. In connection with the termination of the Original SERP Trust and establishment of the Replacement SERP Trust, 179,656 Shares were returned to the Company and canceled, and the remaining 120,344 Shares were transferred to the Replacement SERP Trust.


  Stock Options; Equity-based Plans

     Pursuant to the Merger Agreement, all options to purchase shares of the Company's Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), including, without limitation, options outstanding pursuant to the Company's 1994 Stock Option Plan for Non-Employee Directors and its 1991 Long-Term Stock Incentive Plan will be canceled in exchange for consideration ("Option Consideration") equal to the product of (i) the number of Shares previously subject to options and (ii) the excess if any, of the Merger Consideration (as defined in the Merger Agreement) over the exercise price for such Shares under such options.

     The Company has agreed, pursuant to the Merger Agreement and subject to the payment of the Option Consideration, effective as of the Effective Time of the Merger, to cause to be terminated each stock option or other equity-based plan maintained with respect to any Shares (or rights in respect thereof) other than the BioWhittaker, Inc. Savings & Stock Investment Plan (the "BSSIP") and the SERP.




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  Assumption of Change of Control Employment Agreements

     The Company has Change of Control Employment Agreements ("Change of Control Agreements") with Thomas Winkler, Philip L. Rohrer, Jr., Leif Olsen and F. Dudley Staples, Jr. (each, an "Executive" and, collectively, the "Executives"). A copy of the form of Change of Control Agreement dated March 11, 1997, entered into by the Company with each of the Executives is filed as Exhibit 6 to this Statement. In connection with the Merger Agreement, and in accordance with the terms of these agreements, Parent and the Purchaser have agreed to assume in all respects the obligations of the Company pursuant to the Change of Control Agreements.

  Employment Letters

     Each of the Executives who is a party to a Change of Control Agreement, and Noel L. Buterbaugh, the President and Chief Executive Officer of the Company (each, a "Senior Executive" and, collectively, the "Senior Executives"), has entered into a letter agreement (each an "Employment Letter" and, collectively, the "Employment Letters") with Parent concerning their respective employment relationships following completion of the acquisition of the Company by Parent. Copies of the forms of Employment Letters applicable to the Executives and of Mr. Buterbaugh's Employment Letter are filed as Exhibits 7(a) and 7(b), respectively, to this Statement. The Employment Letters with respect to the Executives provide that the terms of such Employment Letters will apply, to the extent that the terms and conditions thereof are not covered by the Change of Control Agreements and upon expiration of those Agreements and Mr. Buterbaugh's Employment Letter provides that its terms and conditions will apply commencing upon completion of the acquisition of the Company by Parent.

     Each of the Employment Letters provides for (i) an annual salary at a stated rate, subject to annual review; (ii) participation in, and receipt of bonuses through, Parent's Earnings Improvement Program, with 1998 bonuses at least equal to the Senior Executive's bonus target award under the Company's 1997 Management Incentive Compensation Plan; (iii) the grant of options pursuant to Parent's 1996 Performance Stock Option Plan; (iv) continued participation in and receipt of benefits under existing welfare benefit plans (including medical, prescription, dental, disability, life insurance and similar plans) or similar plans of Parent which, in the aggregate will provide a similar quality of benefits; (v) continued accrual of benefits under the Company's defined contribution plans, SERP and BSSIP, as applicable; and (vi) continuation of reasonable fringe benefits. In addition, each of the Employment Letters also provides that upon any termination of the Senior Executive's employment by Parent (not including death or disability) other than for Cause (as defined), the Senior Executive is entitled to a severance payment equal to his monthly base salary for up to 12 months from the date of separation or until he secures other employment, whichever occurs first.

     The Employment Letters also contain certain non-competition and non-solicitation provisions applicable for a period of two years following the date of termination of each Senior Executive's employment by the Parent for any reason.

  Indemnification Arrangements

     The Company is a Delaware corporation. The General Corporation Law of the State of Delaware (the "DGCL") generally provides that a corporation may indemnify an officer or director who was, is or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that he is or was a director, officer or employee of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Certificate of Incorporation of the Company, provides that no person shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. In addition, the Certificate provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, including against all expenses incurred in connection with a Proceeding in advance of its final disposition to the fullest extent permitted by the DGCL.

     The Company maintains a directors' and officers' liability insurance policy to insure directors and officers against losses resulting from wrongful acts committed by them in their capacities as officers and directors of the Company, including liabilities arising under the Securities Act.

     The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time of the Merger currently existing in favor of the current or former directors or officers of the Company and its subsidiaries, as provided in their respective certificates of incorporation, by-laws, (or comparable organizational documents) and indemnification agreements will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time. The Merger Agreement also obligates the Parent to cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective


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     Time ("D&O  Insurance")  for all persons who were directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"); provided, however, that in lieu of maintaining such existing D&O Insurance, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or any policy specifically obtained for that purpose, so long as the terms thereof are no less advantageous to the covered person than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled, Parent is obligated to use all reasonable efforts to cause to be obtained for the remainder of the six-year period following the Effective Time of the Merger as much D&O Insurance as can be obtained for the remainder of the period, on terms and conditions no less advantageous to the covered person than the existing D&O Insurance.

(B)(2) CERTAIN ARRANGEMENTS BETWEEN AND AMONG PARENT, THE PURCHASER
AND CERTAIN
       DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY.

     On August 22, 1997, the Company, Parent and the Purchaser entered into the Merger Agreement. Concurrently therewith, Parent, the Purchaser and each of Anasco GmbH, and Messrs. Joseph Alibrandi, Buterbaugh, Winkler, Rohrer, Olsen, and Staples entered into a Stockholders Agreement (described below). The following summaries of agreements are qualified in their entirety by reference to the full text of these agreements.

  The Merger Agreement

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may, in its sole discretion waive, in whole or in part, at any time or from time to time, any condition, increase the price per Share payable in the Offer, or make any other changes in the terms and conditions of the Offer, provided that the Purchaser has agreed that it will not, without the written consent of the Company, (a) reduce the number of Shares subject to the Offer,
(b) reduce the Offer Price, (c) add to the conditions to the Offer set forth in the Merger Agreement, (d) modify the form of consideration payable in the Offer,
(e) increase the Minimum Condition (which is defined as that number of Shares which, together with the Option Shares, would represent in excess of 50% of all outstanding Shares determined on a fully diluted basis on the date of purchase), or (f) amend the conditions to the Offer or any other term of the Offer in any manner materially adverse to the holders of Shares. The Purchaser has reserved the right (but is not obligated to), subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), extend the period of time during which the Offer is open, and thereby delay payment for the Shares, and to amend the Offer. Purchaser, subject only to the conditions of the Offer, shall accept for payment and pay for the Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. The Purchaser has the right to terminate the Offer if, on or before October 31, 1997 and without fault of the Purchaser, the conditions to the Offer have not been met.

     The Merger. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", and as promptly as practicable following consummation of the Offer, the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Purchaser, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     The Company shall be the surviving entity in the Merger and the name of the surviving company shall be "BioWhittaker Inc." The Certificate of Incorporation and Bylaws of the Company shall remain those of the surviving company.

     The Merger Agreement also provides that the directors of the Purchaser at the effective time of the Merger (the "Effective Time") will be the directors of the surviving corporation, and the officers of the Company at the Effective Time will be the officers of the surviving corporation, until their respective successors are duly elected or appointed and qualified.

     The Merger Agreement provides that promptly upon the purchase by the Purchaser of the Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to the minimum number of directors of the Company necessary in order for the result (expressed as a fraction) derived by dividing the number of directors so designated by the total number of directors to be at least equal to the result (expressed as a fraction) derived by dividing the Shares then held by the Purchaser by the total number of Shares then outstanding, provided, however, that until the consummation of the Merger, the Board of Directors of the Company will have at least two Independent Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Annex A hereto. The term "Independent Director" means a director of the Company who is (i) not designated by the Purchaser nor otherwise affiliated with Parent or the Purchaser, (ii) not an employee or the Chairman of the Company or any of its subsidiaries and (iii) is not affiliated with Anasco.

     Following the election or appointment of the Purchaser's designees to the Board, any amendment to the Merger Agreement or the Certificate of Incorporation
     or By-laws of the Company, any termination of the Merger Agreement by the Company, and any extension of time for performance, or waiver of rights, under the Merger Agreement will require the concurrence of a majority of Independent Directors.

     Company Stock Options. Immediately prior to the Effective Time, each then outstanding option to purchase Shares (a "Company Stock Option"), whether or not then vested and exercisable, shall be canceled in exchange for a right to receive payment within 15 days of an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Shares previously subject to such Company Stock Option multiplied by (ii) the excess, if any, of the price per Share paid pursuant to the Offer over the exercise price per Share of the Share previously subject to such Company Stock Option.

     Stockholder's Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Meeting") for the purpose of considering and taking action upon the Merger Agreement. The Proxy Statement shall include the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby (provided, however, that such recommendation may be modified or withdrawn as provided in the Merger Agreement).

     Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including the following:
(a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of such condition if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement; (b) the consummation of the Merger shall not be precluded by any order, decree or injunction of a court of competent jurisdiction (each party having agreed to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any law enacted, promulgated or deemed applicable to the Merger by any court, governmental agency or regulatory or administrative authority, foreign or domestic (each, a "Governmental Entity") that makes consummation of the Merger illegal; (c) if required by Certificate of Incorporation and By-Laws of the Company and the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL; and (d) any applicable waiting period under the HSR Act shall have expired or been terminated. The Merger Agreement also provides that the obligations of Parent and the Purchaser to consummate the Merger are subject to the following additional conditions: (a)
     the Company shall have performed all of its material agreements and covenants contained in the Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) except in the case of representations and warranties expressly made solely with reference to a particular date, the effective time of the Merger and (b) the Company shall not have received notice from the holder or holders of more than 10% of the outstanding Shares, determined on a fully diluted basis, that such holder or holders have exercised or intend to exercise its or their appraisal rights under
Section 262 of the DGCL.

     As used herein, "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether prior to or after approval of the terms of the Merger Agreement by the stockholders of the
Company:

          (1) by the mutual written consent of Parent, the Purchaser and the Company;

          (2) by either the Parent or the Company if, on or before October 31, 1997 and without fault of such terminating party, Purchaser shall not have purchased in the Offer such number of Shares which, together with the number of Option Shares (as defined below) subject to the Stockholders Agreement, represents in excess of 50% of the Shares on a fully diluted basis, or the Merger shall not have been consummated on or before November 30, 1997, provided, however, that the right to terminate the Merger Agreement is not available (i) to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger to have occurred on or before the aforesaid date;



          (3) by either the Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;

          (4) by the Company if the Purchaser shall not timely commence the Offer as provided in the Merger Agreement;

          (5) if approval by the Company's stockholders is required by law, by either the Purchaser or the Company if, upon a vote of the Company's stockholders, such stockholder approval shall not have been obtained;

          (6) unilaterally by the Purchaser or the Company (i) if the other fails to perform any material covenant or agreement in any material respect in the Merger Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or (ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to November 30, 1997;

          (7) by either the Purchaser or the Company if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other Governmental Entity from consummating the Offer or the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted;

          (8) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or the Merger Agreement; provided, however, that such a termination shall not become effective if, as a result of the Company's receipt of a proposal for an Acquisition Transaction (as defined under "Takeover Proposals") from a third party, the Company, in accordance with the Merger Agreement, withdraws or modifies, or resolves to withdraw or modify, in any manner which is adverse to Parent or the Purchaser, its recommendation or approval of the Merger or the Merger Agreement and if within ten business days of taking and disclosing to its stockholders the aforementioned position the Company publicly reconfirms its recommendation of the transactions contemplated by the Merger Agreement; or

          (9) by the Company if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the
     Company's stockholders under applicable law, to terminate the Merger Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal (as defined under "Takeover Proposals"), (ii) the Company shall have given notice to the Purchaser advising the Purchaser that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party) and that the Company intends to terminate the Merger Agreement, (iii) either (A) the Purchaser shall not have revised its proposal for an Acquisition Transaction within two business days from the time on which such notice is deemed to have been given to Parent, or
     (B) if the Purchaser within such period shall have revised its proposal for an Acquisition Transaction, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's proposal for an Acquisition Transaction is superior to Parent's revised proposal for an Acquisition Transaction and (iv) the Company, at the time of such termination, pays the Expenses and the Termination Fee (each as defined under "Fees and Expenses" below).

     Takeover Proposals. The Merger Agreement provides that the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, except as otherwise described in this Section on "Takeover Proposals" (i) initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"), (ii) enter into any agreement with respect to any Acquisition Transaction or give any approval of the type referred to in the next paragraph below with respect to any Acquisition Transaction or (iii) participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Transaction. Notwithstanding the immediately preceding sentence, the Company and its subsidiaries may, prior to the approval of the Merger Agreement by the Company's stockholders, in response to any unsolicited proposal for an Acquisition Transaction, furnish information concerning its business, properties or assets to the corporation, partnership, person or other entity or group (a "Potential Acquiror") making such proposal for an Acquisition Transaction and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors after consultation with one or more of its independent financial advisors, is of the reasonable belief that such Potential Acquiror has the financial wherewithal to consummate such an Acquisition Transaction, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted a proposal for an Acquisition Transaction that involves consideration to the Company's stockholders and other terms that taken as a whole are superior to the Merger, and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and negotiate in order to comply with its fiduciary duty to stockholders of the Company. The Merger Agreement provides that in the event the Company shall determine to provide any information as described above, or shall receive any offer of the type referred to in this subsection or shall receive or become aware of any other proposal to acquire a substantial part of the business and properties of the Company and its subsidiaries, taken as a whole, or to acquire a substantial amount of capital stock of the Company, it shall promptly inform Parent orally as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the proponent of such offer or proposal and a description of the material terms thereof. The Company is also obligated to keep Parent fully informed of the status and material details of any such proposed Acquisition Transaction or other transaction (including any material amendments or material proposed amendments of any such proposed Acquisition Transaction or other transaction).

     The Merger Agreement also provides that neither the Board of Directors of the Company nor any committee thereof (x) shall withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval of recommendation of such Board of Directors or such committee of the Merger or (y) approve or recommend, or propose to approve or recommend, any proposal for an Acquisition Transaction except, in each case, in connection with a Superior Proposal. As used herein, the term "Superior Proposal" means a bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company, provided (i) such proposed transaction satisfies the tests set forth in clauses (x), (y) and (z) of the second sentence of the immediately preceding paragraph and (ii) the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

     Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent's Expenses (as defined below) and (y) $4,125,000 (the "Termination Fee") upon demand if (i) the Company terminates the Merger Agreement in accordance with the provision described in paragraph (9) under "Termination of Merger Agreement". In addition, the Company will pay or cause to be paid in same day funds to Parent, the sum of Parent's Expenses and the Termination Fee upon demand if (i) the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (6) or (8) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, (ii) the Company or the Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraphs (2), (3) or (5) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made, or (iii) the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (6)(ii) under "Termination of Merger Agreement" at any time after a proposal for an Acquisition Transaction has been made and, within nine months after any termination referred to in the immediately preceding clauses (i), (ii) or (iii) of this sentence, the person that made the proposal for an Acquisition Transaction (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a subsidiary of the Company, or the purchase from the Company or from a subsidiary of the Company of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value)
 of the assets of the Company and its subsidiaries, on a consolidated basis; provided that the Company will not have any such obligations if the Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (6)(ii) under "Termination of Merger Agreement" as a result of the failure of a condition to be satisfied unless the reason for the failure of such condition to be satisfied is reasonably related to the making of such proposal for an Acquisition Transaction by the person that ultimately consummated a transaction with the Company. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement (including, without limitation, the fees and expenses of one counsel representing the financial institutions providing financing to the Purchaser and all fees and expenses of Parent's investment banking firm), provided that all such Expenses for this purpose shall not exceed $1.2 million in the aggregate.

     Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement (including as an exception on the disclosure schedule thereto) or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of the Merger Agreement to the effective time of the Merger the Company shall not and shall cause its subsidiaries not to: (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except upon exercise of any Option; (e) amend its certificate of incorporation, by-laws or other comparable organizational documents; (f) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole; (g) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its subsidiaries taken as a whole; (h) incur any indebtedness, except for borrowings for working capital purposes not in excess of $500,000 at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly-owned subsidiaries or between such wholly-owned subsidiaries, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (i) make or agree to make any new capital expenditure or capital expenditures which in the aggregate are in excess of $250,000; (j) make any tax election that could reasonably be expected to have a Material Adverse Effect on the Company or settle or compromise any material income tax liability; (k) except in the ordinary course of business or except as would not reasonably be expected to have a Material Adverse Effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; (l) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or (m) authorize, or commit or agree to take, any of the foregoing actions.


     In addition to the foregoing, the Company has agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not take any action, or permit any of its subsidiaries to take any action, that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
(c) any of the conditions to the Merger not being satisfied.


     Reasonable Efforts. The Merger Agreement provides that, except as otherwise contemplated therein, Parent, the Purchaser and the Company shall use their reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including using their reasonable best efforts (i) to obtain all necessary waivers, consents and approvals, and (ii) to effect all necessary registrations and filings, subject to approval by the Company's stockholders. In case at any time after the effective time of the Merger any further action is necessary or desirable to carry out the obligations of the parties under the Merger Agreement, the proper officers and/or directors of Parent, the Purchaser and the Company, as the case may be, shall take the necessary action.

     Specifically, Parent, Purchaser and the Company have agreed to use their reasonable best efforts to make promptly any required submissions under the HSR Act with respect to the Merger and the transactions contemplated by the Merger Agreement. The Company has agreed to use its reasonable best efforts to obtain all consents, approvals, permits or authorizations as are required to be obtained from other parties to loan agreements or other contracts material to the Company's business in connection with the consummation of the Merger.

  The Confidentiality Agreement

     On March 20, 1997 Parent entered into a confidentiality agreement with the Company pursuant to which, among other things, Parent agreed to treat as confidential certain information provided by or on behalf of the Company, agreed for a period of 18 months not to solicit for hire any present officer or management level employee of the Company, and agreed that, for a period of two years, without the prior written consent of the Company, Parent will not (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iii) form, join or in any way participate, directly or indirectly, in a "group" within the meaning of
Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, or (iv) otherwise act, alone or in concert with others, directly or indirectly, to seek control or influence or assist others to seek control or influence the management, board of directors, or policies of the Company.



  The Stockholders Agreement

     In connection with execution of the Merger Agreement, Parent and the Purchaser have entered into two separate but substantially identical Stockholders Agreements, each dated as of August 22, 1997 (collectively, the "Stockholders Agreement"), with Anasco GmbH ("Anasco"), a principal stockholder of the Company, and each of Joseph F. Alibrandi, Noel L. Buterbaugh, Thomas R. Winkler, Philip L. Rohrer, Jr., Leif Olsen and F. Dudley Staples, Jr., each an executive officer and/or director of the Company (with Anasco, the "Selling Stockholders"). A copy of the form of Stockholders Agreement with the executive officers and directors is filed as Exhibit 8(a) to this Statement and of the form of Stockholders Agreement with Anasco is filed as Exhibit 8(b) to this Statement and are incorporated herein by reference.

     Pursuant to the terms and conditions of the Stockholders Agreement, each Selling Stockholder has agreed to tender his Shares in the Offer. In the Stockholders Agreement, each Selling Stockholder has further agreed that, until the Termination Date (as defined below), such Selling Stockholder has granted to

 Purchase an irrevocable proxy to, and will vote his Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Offer or the Stockholders Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; (C) any change in the majority of the Board of Directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (E) any other material change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or the Stockholders Agreement or the contemplated economic benefits of any of the foregoing.

     In addition, subject to his obligations as a director or officer of the Company and further subject to such restrictions as exist under the Merger Agreement, each Selling Stockholder has agreed that he shall not, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any person that constitutes or could reasonably be expected to lead to an Acquisition Transaction (as defined in the Merger Agreement). If any Selling Stockholder receives any such inquiry or proposal, then such Selling Stockholder shall promptly inform Parent of the material terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Selling Stockholders have also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     Each Selling Stockholder has agreed not to transfer or otherwise dispose of its or his Shares other than through the Offer or Merger, or otherwise grant any proxies with respect to, or otherwise encumber its or his Shares.

     Under the Stockholders Agreement, each Selling Stockholder has also granted the Purchaser an irrevocable option to purchase all of such Selling Stockholder's Shares, including all Shares subject to all Stock Options owned by such Selling Stockholder, in each case at the Offer Price per Share. In the case of all Shares underlying all such Stock Options (the "Option Shares"), such option may be exercised by the Purchaser at any time following its purchase of any Shares pursuant to the Offer and prior to the Termination Date. Among other things, this option may facilitate the Purchaser's ability to acquire 50% of the outstanding Shares. In the case of all other Shares held by the Selling Stockholders, such option may be exercisable by the Purchaser at any time, and from time to time, following any time when the Merger Agreement has been terminated in accordance with its terms and prior to the Termination Date. Among other things, such option will enable the Purchaser to acquire, and then sell, all of such Shares to any person who has made and consummates a Superior Proposal.

     For purposes of the Stockholders Agreement, the term "Termination Date" means the earlier of (a) twelve months from the date of the Stockholders Agreement and (b) the consummation of the Merger, provided, however, that if the Company is not in breach of its obligations under the Merger Agreement and none of the Selling Stockholders are in breach of their obligations under the Stockholders Agreement, the Termination Date shall be the date that: (i) the Merger Agreement shall have terminated in accordance with the provisions described in paragraphs (1), (4), (6)(i) or (7) under "Termination of the Merger Agreement" above, (ii) the Merger Agreement shall have terminated in accordance with the provisions described in paragraphs (2), (3) or (5) under "Termination of the Merger Agreement" above and no proposal for an Acquisition Transaction has been made, (iii) the Merger Agreement shall have terminated in accordance with the provisions described in paragraph (6)(ii) under "Termination of the Merger Agreement" above unless a proposal for an Acquisition Transaction has been made. The Stockholders Agreement shall terminate on the Termination Date.

                                  * * * * * *

     The foregoing descriptions are qualified in their respective entireties by reference to the texts of the relevant agreements, plans, amendments and other documents, copies of which are filed as Exhibits 4 through 8(b) to this Statement and are incorporated herein by reference.

ITEM 4.  THE SOLICITATION AND RECOMMENDATION.

     (a) RECOMMENDATION.

     At a meeting held on August 21, 1997, the Board of Directors of the Company unanimously approved the Offer and the Merger, determining that each of the Offer and the Merger (including the offer price of $11.625 per Share in cash) is fair to and in the best interests of stockholders of the Company. At such meeting, the Board also unanimously adopted a resolution to recommend to the stockholders of the Company that they accept the Offer. In addition, the Board unanimously approved the form of Merger Agreement. Copies of a press release and a letter from the Board to the Company's stockholders concerning the Offer, the

Merger Agreement and the Board's recommendations are filed as Exhibits 13 and 12, respectively, to this Statement and are incorporated herein by reference.

     As set forth in the Merger Agreement, the Purchaser will purchase Shares tendered prior to the close of the Offer if the conditions to the Offer have been satisfied (or waived).

     STOCKHOLDERS CONSIDERING NOT TENDERING THEIR SHARES IN ORDER TO WAIT FOR THE MERGER SHOULD NOTE THAT IF THE MINIMUM CONDITION IS NOT SATISFIED OR ANY OF THE OTHER CONDITIONS TO THE OFFER ARE NOT SATISFIED, THE PURCHASER IS NOT OBLIGATED TO PURCHASE ANY SHARES, AND CAN TERMINATE THE OFFER AND THE MERGER AGREEMENT AND NOT PROCEED WITH THE MERGER.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares (unless at least 90% of the outstanding Shares are held by the Purchaser) are required to approve the Merger. Accordingly, if the conditions to the Offer are satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger without the affirmative vote of any other stockholder. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger, without a vote of the Company's stockholders. Parent, Purchaser and the Company have agreed to use their reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including effecting the Merger as promptly as practicable following consummation of the Offer. If Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a longer period of time will be required to effect the Merger.

     The Offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, September 25, 1997, unless the Purchaser extends the period of time for which the Offer is open. A copy of the press release issued jointly by the Company and Parent on August 25, 1997 announcing the Merger and the Offer is filed as Exhibit 13 to this Schedule 14D-9 and is incorporated herein by reference in its entirety.

     (b) BACKGROUND AND REASONS FOR THE RECOMMENDATION.

                             BACKGROUND OF THE OFFER

     In the fall of 1996, management began its annual review of its business plans for the Company's short-term and long-term growth and, at the urging of certain large stockholders of the Company, began a review with the Board of Directors of the Company of strategies for enhancing shareholder value.

 The Board determined to seek the advice of investment bankers and, on the recommendation of the current Chief Executive Officer, also discussed the possibility of initiating a search for a new Chief Executive Officer as part of a succession plan for senior management.

     In November 1996, after interviewing several investment banking firms of national reputation, the Company announced that it had retained Alex. Brown & Sons Incorporated ("Alex. Brown") to assist the Company in exploring strategic alternatives to best position the Company for growth in its business and concentrating on methods and strategies for enhancing shareholder value, including possible acquisitions and/or strategic business combinations. The Company's management and representatives of Alex. Brown began an evaluation of available alternatives, including possible business combinations, strategic acquisitions or a stock split or repurchase of the Company's Common Stock. At a meeting on December 6, 1996, management reported to the Board on the progress of that work to date. Management also informed the board that, in accordance with the Company's request, Alex. Brown had been responding on the Company's behalf to inquiries which the Company had received as a result of its public announcement as to its evaluation of strategic alternatives to determine the level of interest of such parties in a possible transaction with the Company.

     In November 1996, the Company also retained Korn/Ferry International, a nationally recognized executive search firm, to identify candidates to serve as Chief Executive Officer. Following a national search, the Board interviewed a number of potential candidates during the winter and spring of 1997. As a result of developments described below, the Board suspended its search in May 1997.

     On February 17, 1997, the Board further reviewed with management and Alex. Brown the strategic alternatives available to the Company, including possible strategic acquisitions. Management subsequently reviewed the potential acquisitions and concluded as to each that it was not compatible with the Company's business strategy. The Board also received an update as to the results of discussions with those parties that had approached the Company subsequent to its November 1996 press release. The Board determined that sufficient interest had been expressed to warrant further consideration and authorized Alex. Brown to pursue its discussions with those parties that had expressed an interest in the Company, and to contact a limited number of additional potential buyers for the Company that had been selected by management from a list of potential candidates prepared by management and Alex. Brown, so that the Board could determine whether to consider the alternative of an acquisition of the Company by a third party. A confidential information package on the Company also had been prepared for submission to interested parties.

     Over the course of the spring, 42 prospective strategic and financial buyers for the Company were contacted to determine their level of interest. Of the parties contacted, 32 parties, including Parent, executed confidentiality and standstill agreements with the Company and received a confidential information package on the Company. A copy of the confidentiality and standstill agreement executed by Parent on March 20, 1997 is included as Exhibit 16 hereto and is incorporated herein by reference. Each company that signed the confidentiality agreement and received a confidential information package on the Company was asked to indicate its level of interest by mid-May 1997.

     In May 1997, representatives of Boehringer Ingelheim GmbH ("Boehringer Ingelheim") informed the Company's Chief Executive Officer that preliminary consideration was being given by Boehringer Ingelheim to the possible sale of a European company (the "BI Joint Venture"), in which the Company previously owned a 50% interest. Boehringer Ingelheim currently owns 100% of the BI Joint Venture, but the Company has the right to reacquire its 50% interest at such time as the BI Joint Venture becomes profitable, subject to certain terms and conditions, including Boehringer Ingelheim's right to terminate the option following a change of control of the Company. The BI Joint Venture manufactures products under license from the Company and distributes other Company products in Europe and certain other regions. On May 16, 1997, Anasco GmbH ("Anasco"), an affiliate of Boehringer Ingelheim that owns 2,097,043 Shares, filed an amendment to its Schedule 13D stating that, in connection with the Company's announcement regarding its review of strategic alternatives and with a pending reassessment of the bioproducts and biosystems businesses of companies within the Boehringer Ingelheim group, initial steps had been taken by Boehringer Ingelheim to determine whether there might be prospective purchasers of all or a portion of various assets related to the group's bioproducts and biosystems businesses. These assets include the BI Joint Venture and Anasco's holdings of Shares.

     On April 17, 1997, Parent provided to Alex. Brown in writing a non-binding indication of interest in the range of $100 to 120 million (or $9.00 to $11.25 per Share) to purchase the Company subject, among other things, to negotiation of definitive agreements relating to the proposed transaction and satisfactory completion of due diligence. Thereafter, representatives of Parent visited the Company's offices on May 19, 1997, and received a presentation from the Company's senior management.

     At a meeting on May 23, 1997, Alex. Brown updated the Board of Directors as to the responses that had been obtained from interested parties, including preliminary, non-binding indications of interest from four companies which had stated that they would be interested in exploring a possible acquisition of the Company, at prices ranging from $8.00 to $12.00 per share, including Parent's preliminary indication of interest. The Board also further reviewed with management and Alex. Brown other alternatives available for enhancing shareholder value, including strategies for growth on an independent basis. After further discussion, the Board concluded that there was sufficient interest to continue to pursue discussions with potential acquirors and authorized Alex. Brown to pursue discussions with any other companies considered to be likely potential acquirors.

     On May 27, 1997, the Company announced in a press release that there was sufficient interest to warrant further discussions concerning the possible sale of the Company, but that discussions were at a preliminary stage and that it was not possible to predict whether a sale would result from these discussions.

     During May and June, 1997, the four parties, including Parent, that had submitted indications of interest were invited to visit the Company to receive a presentation by senior management and to conduct a due diligence review of the Company. Of the three parties other than Parent that submitted indications of interest, two parties subsequently withdrew from the process and one party indicated that any offer would likely be at the lower end of its indicated range.

     On June 10, 1997, the Company's Chief Executive Officer met informally with the Chairman of the Board and the Chief Executive Officer of Parent and discussed whether the two companies were strategically compatible. On June 12 and June 24, 1997, representatives of Parent visited the Company's headquarters to conduct further due diligence.

     On June 27, 1997, an additional candidate, Party A, contacted Alex. Brown and indicated its interest in acquiring the Company. Party A subsequently executed a confidentiality and standstill agreement with the Company and received a confidential information package on the Company.

     On July 1, 1997, Parent made an offer to acquire the Company for $120 million subject, among other things, to negotiation and execution of definitive agreements relating to the proposed acquisition, and requested that the Company enter into an exclusive negotiating period through August 31, 1997. The Company declined to grant Parent's request for exclusivity but continued discussions with Parent during the early part of July.

     On July 11, 1997, the Company's Chief Executive Officer and a representative of Alex. Brown met with the President and other members of senior management of Parent and representatives of Schroder & Co. Inc. ("Schroders"), Parent's investment banking firm. As a result of those negotiations, Parent notified the Company that it was prepared to negotiate to acquire the Company at a price of $11.625 per share subject to completing due diligence, negotiating the terms of an acceptable agreement and satisfactory discussions with certain key executives of the Company concerning their role with the Company following any such acquisition.

     On July 18, 1997, Party A submitted a preliminary, non-binding indication of interest of $10.00 to $12.00 per Share.

     On July 22, 1997, the Company received from Parent's counsel an initial draft of a merger agreement, which contemplated, among other things, the receipt of stockholder agreements from Anasco and certain directors and officers of the Company. Counsel for the companies then negotiated provisions of the agreement of merger and related documents.

     On July 24, 1997, the Chief Executive Officer and Chief Financial Officer of the Company attended a portion of a meeting of the Board of Directors of Parent and answered questions from the Board concerning the Company.

     On July 25, 1997, a representative of Boehringer Ingelheim wrote a letter to Parent stating that Boehringer Ingelheim would not be able to respond immediately to Parent's request for a stockholder agreement binding on Anasco until after it had reviewed the implications of such an agreement with its legal and financial advisors. The letter stated that Boehringer Ingelheim also was considering the suitability of Parent as a partner in light of the commercial arrangements between the Company and the BI Joint Venture and Parent's future intentions in this regard. Counsel for the Company and for Parent continued to negotiate provisions of the merger agreement, including the conditions for termination by Parent, the effect of termination, of the merger agreement including the size of any termination fee and the payment of Parent's expenses, and the circumstances under which the Company's Board could entertain alternative acquisition proposals. During the course of these negotiations, Parent converted the structure of the transaction to a tender offer, followed by a merger, and provided a new draft of the agreement for the Board and its counsel to consider.


     On July 29-30, 1997, Party A visited the Company, received a presentation by senior management and performed a due diligence review of the Company.

     On July 30, 1997, the Company's Board met to consider Parent's proposal. Counsel for the Company reviewed with the Board the proposed form of the transaction as a tender offer/merger and various terms of the agreement, including the price, the absence of a financing contingency, the tax treatment of the transaction, the proposed terms of stockholder agreements, the terms of a proposed termination fee of 3% of the acquisition consideration (which had been reduced through negotiations) and unlimited reimbursement of Parent's expenses in the event of termination, the treatment of certain employee benefit plans including the cashing out of stock options, the conditions of termination of the merger and of the tender offer and the circumstances under which the Board could entertain an alternative proposal. Alex. Brown also reviewed with the Board the process that had been undertaken on behalf of the Company to identify potential acquirors (including the number of parties contacted, the number of confidentiality agreements received, the number of parties that had submitted indications of interest and the reasons for parties' declining to proceed), an overview of Parent, the historical performance over specified periods of the Company's stock, and the valuation methodologies to be utilized by Alex. Brown in connection with its financial analysis of the proposed transaction. Alex. Brown also reviewed with the Board certain data relating to the range of termination fees for deals of similar size.

     The Board then considered the proposal in light of its strategic alternatives, and in light of the Board's discussions over the past year. The Board discussed whether, in light of the indication of interest of Party A, the Company should delay completing a transaction with Parent. Following further discussion, and particularly given the uncertainty of receiving an offer from Party A and the concern that Parent would withdraw its offer if the Company were to delay its discussions with Parent, the Board determined to proceed with a possible transaction with Parent, subject to the resolution of certain issues. The Board directed counsel and Alex. Brown to present to Parent its position on certain issues, including a request for a lower termination fee, a cap on expenses, the treatment of certain employee benefit plans, including confirmation of Parent's 3 assumption of existing change of control agreements, the conditions to consummation of the tender offer and the merger, the scope of the proposed stockholder agreements, the duration of certain non-compete agreements to be signed by management and the circumstances under which the Board could consider an alternative proposal.

     Following the July 30, 1997 meeting, the Company's legal and financial advisors presented the open issues to representatives of Parent. Following discussions, the Executive Vice President of Parent telephoned the Chief Executive Officer of the Company to state that Parent was unwilling to accede to these requests and that Parent was deferring further negotiations. Counsel for the Company sent a revised draft of the agreement to counsel for Parent that evening, reflecting among other things, the Board's position on these issues.



     Thereafter, at the request of the Board, Alex. Brown further discussed certain of the open issues with Parent's investment bankers, who stated that Parent would not pursue the transaction without stockholder agreements from Anasco and certain officers and directors in order to assure these parties' support of the transaction, and again contacted Party A, which, on August 1, 1997 stated that it was not inclined to make an offer for the Company and was terminating further discussions.

     During the next week, the Company and its representatives pursued discussions with representatives of Boehringer Ingelheim regarding its possible willingness to negotiate a stockholder's agreement binding on Anasco and the terms and conditions under which it might be willing to cause Anasco to sign such an agreement. Boehringer Ingelheim sought a revision of the proposed terms, including of the proposed triggering events, the conditions of termination of the agreement and that Parent not be the beneficiary under the stockholder agreement of the spread between a superior proposal and Parent's proposed purchase price in the event a transaction involving a superior proposal were consummated. The stockholder agreement also required Anasco to irrevocably tender its shares in the tender offer and to grant Parent an irrevocable option, for up to one year, to purchase Anasco's shares in the event the tender offer were not consummated and the merger agreement were terminated. Following further negotiations with representatives of Parent and of the Company, Boehringer Ingelheim agreed to participate in additional discussions to reach agreement regarding a proposed stockholder's agreement under partially revised terms and conditions and the senior members of the Company's management and the Company's Chairman of the Board agreed to participate in similar discussions.

     Thereafter, the parties, and their respective legal and financial advisors, resumed their negotiations regarding the remaining terms of the merger agreement. In a conference call on August 11, 1997, Schroders and counsel for Parent informed the Company's legal and financial advisors that Parent would be willing to modify its position with respect to certain of the open issues, but would not go forward without a stockholder agreement from Anasco on the terms previously proposed by Parent. Over the next several days, representatives of Parent and the Company held a number of discussions with members of Boehringer
Ingelheim concerning the terms of the stockholder agreement, including the proposed trigger events and who would receive the spread between a superior proposal and Parent's proposed purchase price for the Shares in the event its superior transaction was consummated by a third party.

     During the course of discussions with Boehringer Ingelheim concerning the stockholder agreement, Parent, the Company and their advisors continued negotiation of the terms of the merger agreement. On August 14, 1997, Boehringer Ingelheim indicated its tentative agreement to the terms of the stockholder agreement proposed by Parent and authorized its counsel to finalize the definitive agreement with counsel for Parent.

     At a meeting on August 18, 1997, the Board received an update on the status of all remaining issues, and was informed of Boehringer Ingelheim's position as to the stockholder's agreement, that Party A had declined to bid on the Company, and that no alternative potential acquirors for the Company had come forward. At that meeting, the Company's Chief Financial Officer also advised the Board concerning the Company's results of operations for the nine months ended July 31, 1997.

     Over the next few days, counsel for the parties continued negotiations on the merger agreement and related documents. On August 21, 1997, the Board of the Company met to review the latest draft of the agreements. Counsel presented an update on the status of all open issues and expressed the view that these issues appeared likely to be resolved in favor of the Company, although further final negotiations were on-going. Alex. Brown provided the Board with its financial presentation with respect to the proposed transaction, and informed the Board that, subject to review of the final form of the agreements to be entered into in connection with the transaction and certain other customary matters, Alex. Brown would be in a position to render to the Board, at the time of execution of the agreements, a written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $11.625 per Share cash consideration to be received by the holders of Shares

(other than Parent and its affiliates) in the tender offer and merger was fair, from a financial point of view, to such holders. Alex. Brown also reviewed with the Board certain data relating to the range of termination fees for deals of similar size and stated its view that it was not unreasonable for an acquiror to request that certain expenses be reimbursed in the event of termination, as contemplated by the proposed merger agreement.

     Following further discussions, the Board unanimously determined that the Offer and Merger on substantially the terms presented at the meeting were fair to and in the best interests of the Company and its stockholders. The Board also approved the merger agreement in substantially the form presented to the Board of Directors, including such changes as were discussed by counsel at the meeting and were still subject to negotiations and subject to such further changes as deemed necessary or desirable by certain officers, with the advice of counsel, and further subject to the receipt of a fairness opinion of Alex. Brown, the substance of which (including matters considered, assumptions made and limitations thereon) was reviewed with the Board at the meeting. The Board determined to recommend acceptance of the Offer and approval and adoption of the final merger agreement by the stockholders of the Company (to the extent that such approval and adoption may be required by applicable law) and the Board authorized management to finalize the agreements.

     In connection with these approvals, the Board also waived, on behalf of the Company, for the sole and limited purpose and duration of the proposed stockholder's agreement between Anasco and Parent, certain rights pursuant to a Stock Purchase Agreement dated as of September 24, 1991, between the Company and Anasco (the "Stock Purchase Agreement"), including a right of refusal granted to the Company to purchase certain shares of Common Stock from Anasco, and certain prohibitions under which Anasco is not permitted to engage in, encourage or initiate certain acquisition, solicitation, and proxy activities or to grant certain proxies or enter into certain voting arrangements or agreements, provided however, that these terms would continue in effect as if no waiver had occurred upon expiration of the term of the stockholders agreement in the event Anasco's shares are not purchased by Parent.

     In addition, for the purpose of ensuring that the proposed transactions would not have the effect of triggering the Exercisability of the Rights (as defined) or the separation of the Rights from the shares to which they are attached, or cause the Distribution Date (as defined) to occur, all pursuant to the Stockholder Rights Protection Agreement dated as of January 20, 1995 (the "Rights Plan"), the Board approved an amendment to the Rights Plan, and the Rights Plan subsequently was amended in accordance with the Board's resolution. The Board also approved the Merger Agreement and each of the stockholders' agreements to be executed in connection with the proposed acquisition, for the purpose of exempting Parent and its acquiring subsidiary from the provisions of
Section 203 of the Delaware General Corporation Law.

On August 22, 1997, after the close of business, the parties resolved all outstanding issues, received the opinion of Alex. Brown described above in writing, and the parties executed and delivered the Merger Agreement, the stockholder agreements and the other related agreements. On August 25, 1997, the parties publicly announced that they had entered into the Agreement and Plan of Merger.

     In deciding to accept Parent's proposal, approve the Merger Agreement and recommend acceptance of the Offer and approval of the Merger Agreement to the stockholders, the Board considered a number of factors, including, without limitation, the following:

          (i) Historical information concerning the Company's business, prospects, financial performance and condition, operations, technology, management and competitive position; the projects relating to, and prospects of, going forward as an independent company; various factors affecting the Company's strategic plans, the Company's position in its industry and industry conditions generally;

          (ii) The possible alternatives to the Offer and the Merger (including the possibility of continuing to operate the Company as an independent entity), the range of possible benefits to the Company's stockholders of such alternatives and the timing and the likelihood of actually accomplishing any of such alternatives;

          (iii) The circumstances giving rise to the Offer and the Agreement and Plan of Merger, the historical price range of the Shares and the price-earnings multiple represented by the Offer as compared to historical ratios, the premium presented by the price to be paid in the Offer for the Shares over the historical price range of the Shares, and prices paid in recent acquisitions of similar companies;




          (iv) The price provided by the Parent proposal, which was the highest then available, following a comprehensive search for potential bidders and two public announcements relating to the Company's intentions;

          (v) The terms of the Merger Agreement, including the form of the transaction, the parties' representations, warranties and covenants, and the conditions to their respective obligations, including the fact that, pursuant to the Merger Agreement, the Company is not prohibited from responding to any unsolicited proposal for an Acquisition Transaction (as defined in the Merger Agreement) involving superior terms to acquire the Company, and that the Company may terminate the Merger Agreement and accept such superior proposal subject to the Company's obligation to pay a termination fee in the amount and in the manner described in the Merger Agreement;

          (vi) The desirability of cash consideration relative to stock consideration because of the investment considerations affecting a stock transaction and Parent's ability to effect a cash transaction without any financing contingency;

          (vii) The potential for other third parties to acquire the Company;

          (viii) The availability of appraisal rights in the Merger under applicable law;

          (ix) The opinion of Alex. Brown dated August 22, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $11.625 per Share cash consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of Alex. Brown's written opinion dated August 22, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Alex. Brown, is attached hereto as Annex B and is incorporated herein by reference. Alex. Brown's opinion is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer. HOLDERS OF SHARES ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     The Board did not assign relative weights to the above factors. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it during the process followed by the Board.

ITEM 5.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     The Company has retained Alex. Brown as its financial advisor in connection with the Offer and the Merger. Pursuant to the terms of Alex. Brown's engagement, the Company has agreed to pay Alex. Brown for its services an aggregate financial advisory fee based on a percentage of the total consideration (including liabilities assumed) payable in connection with the Offer and the Merger. The fee payable to Alex. Brown currently is estimated to be approximately $1.5 million. The Company also has agreed to reimburse Alex. Brown for reasonable out-of-pocket expenses, including reasonable legal fees and expenses, and to indemnify Alex. Brown and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Alex. Brown's engagement. In the ordinary course of its business, Alex. Brown and its affiliates may actively trade or hold the securities of the Company and Parent for their own account or for the accounts of customers and, accordingly, may at any time hold a long or a short position in such securities.

     Except as described herein, neither the Company nor any person acting on its behalf currently intends to employ, retain or compensate any other person to make solicitations or recommendations to security holders on its behalf concerning the Of

ITEM 6.  RECENT TRANSACTIONS AND INTENT WITH RESPECT TO SECURITIES

     (a) Except as set forth in Items 3 and 4 herein, or pursuant to the Company's Savings and Stock Investment Plan, no transactions in Shares have been effected during the past 60 days by the Company or, to the best knowledge of the Company, by any of its executive officers, directors or affiliates.

     (b) To the  best  knowledge  of the  Company,  (i)  each  of its  executive officers and directors and Anasco, who currently own in the aggregate approximately 31% of the Shares outstanding, on a fully diluted basis, presently intend to tender their Shares pursuant to the Offer and (ii) none of its executive officers, directors or other affiliates presently intends otherwise to sell any Shares which are owned beneficially or held of record thereby. The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or as to which any such executive officer, director or affiliate is subject to instructions from a third party with respect to such tender.

ITEM 7.  CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY.

     (a) Except as described in Item 3(b) and Item 4(b), the Company has not undertaken, and there is not underway any response to the Offer which relates to or would result in (1) an extraordinary transaction such as a merger or reorganization, involving the Company or any subsidiary of the Company; (2) a purchase, sale or transfer of a material amount of assets by the Company or any subsidiary of the Company; (3) a tender offer for or other acquisition of securities by or of the Company; or (4) any material change in the present capitalization of dividend policy of the Company.

     (b) Except as described in Item 3 and Item 4, there are no transactions, board resolutions, agreements in principle or signed contracts in response to the Offer which relate to or would result in one or more of the matters referred to in clause (1), (2), (3) or (4) of Item 7(a).

ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED.

  (I) STOCKHOLDER PROTECTION RIGHTS AGREEMENT

     The Company has in place a stockholder rights plan. Each share of Common Stock is accompanied by one Right which entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a

"Unit") of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at a purchase price of $24.00 per Unit (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in the Stockholder Protection Rights Agreement dated as of January 20, 1995, as amended, between the Company and Bank of Boston, as Rights Agent (the "Rights Agreement"), the forms of which are filed as Exhibits 10 and 11 to this Statement and incorporated herein by reference.

     Prior to the Rights Distribution Date (as defined), the Rights will not be exercisable and will be evidenced by the certificates for, and will trade with, the Common Stock. As soon as practicable after the earlier of (i) the tenth day (or such later day as may be designated by a majority of the Continuing Directors (as defined below)) after the date (the "Stock Acquisition Date") of the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 30% more (the "Specified Percentage") of the outstanding shares of Common Stock and (ii) the tenth business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person (other than the Company, any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries) if, upon consummation thereof, such person would be the beneficial owner of the Specified Percentage or more of the outstanding shares of Common Stock (the earlier of such dates being referred to as the "Rights Distribution Date"), the Company will issue separate certificates evidencing the Rights and the Rights will begin to trade separately from the Common Stock. The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on January 30, 2002 (the "Rights Expiration Date"), unless previously redeemed or exchanged by the Company as described below.


     If a person becomes the beneficial owner of the Specified Percentage or more of the outstanding shares of Common Stock, each holder of a Right (other than Rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by an Acquiring Person (which will thereafter be void)) will thereafter have the right to receive upon exercise thereof at the then current purchase price (the "Purchase Price"), Common Stock having a market value equal to two times the Purchase Price. At any time after any person has become an Acquiring Person (but before such person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), the Board of Directors of the Company may, at its option, exchange all or part of the Rights (other than the Rights owned by an Acquiring Person) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     If, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is exchanged for other securities or assets or (ii) 50% or more of the Company's assets or earning power is sold, each holder of a Right will thereafter have the right to


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receive,  upon exercise thereof at the then current Purchase Price, common stock of the acquiring company having a market value equal to two times the Purchase Price.

     The Rights may, at the option of the Board of Directors, be redeemed in whole, but not in part, at a price of $0.01 per Right at any time prior to the earlier of the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors (as that term is defined) may designate) and the Rights Expiration Date. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the requisite action of the Board of Directors ordering exchange or redemption of the Rights, the Rights will terminate, and thereafter the only right of the holders of Rights will be to receive shares of Common Stock or the redemption price, as the case may be.


     "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such, or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Director does not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of any of the foregoing.

     The Purchase Price payable, and the number of Units or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;
(ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the then current market price of the Series A Preferred Stock; or
(iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units are required to be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     Until a Right is exercised, the holder will, as result thereof, have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

     Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series A Preferred Stock or other consideration as set forth above.

     Prior to the Rights Distribution Date, the Rights Agreement will, if the


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Company so directs, be amended by the Company and the Rights Agent in any manner that the Company may deem necessary or desirable without the approval of any holders of Common Stock. After the Rights Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders; provided that, after a person becomes an Acquiring Person, any amendment requires the concurrence of a majority of the Continuing Directors.

     At a special meeting on August 21, 1997, the Company's Board of Directors acted to amend the Rights Agreement to, among other things, (i) exclude Parent and the Purchaser from the definition of "Acquiring Person;" (ii) provide that actions related to the Merger and the Merger Agreement will not trigger a Distribution Date; (iii) provide that date of consummation of the Merger will constitute a Rights Expiration Date; and (iv) provide that actions related to the Merger and the Merger Agreement will not trigger the Exercisability of the Rights or the separation of the Rights from the Shares.


     The Rights may have the effect of impeding the acquisition of control of the Company by any parties other than Parent and the Purchaser and may also discourage attempts to obtain control of the Company by means of a hostile tender offer, even if such offer would be beneficial to stockholders generally, and thereby protect the continuity of management. The Merger Agreement provides that the Company will not take action pursuant to or amend the Rights Agreement, redeem the Rights or terminate the Rights Agreement prior to the Effective Date of the Merger. THEREFORE, THE BOARD OF DIRECTORS MAY NOT EXEMPT ANY OTHER PROPOSED ACQUIROR OR ACQUISITION TRANSACTION FROM THE OPERATION OF THE RIGHTS PLAN SO LONG AS THE MERGER AGREEMENT REMAINS IN EFFECT.

  (II) SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     In general, Section 203 of the Delaware General Corporation Law ("Section 203" of the "DGCL") prevents an "Interested Stockholder" (defined generally as a person that is the "owner" of 15% or more of a corporation's outstanding voting stock from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth in the second following paragraph) with a Delaware corporation for three years following the time such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an


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Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by an affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 provides that, during the three-year period following the date a person becomes an Interested Stockholder, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of either the aggregate value of all of the assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation to the Interested Stockholder, subject to certain exceptions; (iii) any transaction involving the corporation or any majority-owned subsidiary thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In accordance with the requirements of Section 203, the Company's Board of Directors has approved the Merger and the Merger Agreement for the purpose of exempting Parent and the Purchaser from the provisions of Section 203, and the terms of the Merger Agreement, the Stockholders Agreements and the transactions contemplated thereby for the purpose of exempting the Merger and the other transactions contemplated thereby from Section 203. AS A RESULT, SECTION 203 WILL NOT APPLY TO CONSUMMATION OF THE OFFER AND THE MERGER.

     The foregoing summary of Section 203 of the DGCL is qualified in its entirety by reference to the full text of that section.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

EXHIBIT NO.                                       DESCRIPTION
- -----------     ---------------------------------------------------------

          1    Offer to Purchase dated August 28, 1997.

          2 Merger Agreement dated as of August 22, 1997 by and among Parent, the Purchaser and the Company.

          3 Information Statement Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.*

          4 BioWhittaker, Inc. 1991 Long-Term Stock Incentive Plan (attached as Annex I to the Form 10 General Form for Registration of Securities (the "Form 10") filed with the Securities and Exchange Commission on September 25, 1991, and incorporated herein by reference.

          5 BioWhittaker, Inc. 1994 Stock Option Plan for Non-Employee Directors (attached as Exhibit A to the Company's 1994 Proxy Statement and incorporated herein by reference).

          6 Form of Change of Control Employment Agreement dated March 11, 1997, between the Company and certain Executives thereof (included as Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997 and incorporated herein by reference) and Assumption Agreement dated as of August 22, 1997.

          7 (a) Form of Employment Letter dated August 18, 1997 between Parent and each of the Executives who is a party to a Change of Control Employment Agreement. (b) Form of Employment Letter dated August 18, 1997, between Parent and Noel L. Buterbaugh

          8 (a) Form of Stockholders Agreement by and among Parent, the Purchaser and certain officers and directors of the Company. (b) Form of Stockholders Agreement by and among Parent the Purchaser and Anasco GmbH.

          9    Opinion  of Alex.  Brown & Sons  Incorporated  dated  August  22,
               1997.**

          10 Form of Stockholder Rights Protection Agreement between the Company and Bank of Boston, as Rights Agent (the "Rights Agreement" (included as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995, and incorporated herein by reference).

          11   Amendment  No. 1 to the Rights  Agreement  dated as of August 22,
               1997.

          12   Letter to Stockholders dated August 28, 1997.***

          13   Press  Release  issued by Parent  and the  Company  on August 25,
               1997.

          14 Form of letter to participants in BioWhittaker, Inc.'s Savings and Stock Investment Plan ("BSSIP").***

          15   intentionally omitted

          16 Confidentiality Agreement between Company and Parent dated March 20, 1997.

 - ---------------
*   Included as Annex A hereto.

**  Included as Annex B hereto.

*** Included in materials mailed to stockholders or participants in the BSSIP.

                                    SIGNATURE

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

                                         BIOWHITTAKER, INC.
Date: August 28, 1997
                                         By: /s/ Noel L. Buterbaugh
                                        --------------------------------------
                                         Name: Noel L. Buterbaugh
                                         Title: President and Chief Executive
                                                         Officer




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